Media Release

Basel, 7 April 2015

Roche announces preliminary results of tender offer for Foundation Medicine, Inc.

Roche (SIX: RO, ROG; OTCQX: RHHBY) today announced the preliminary results of the tender offer by Roche Holdings, Inc., its wholly owned subsidiary, for up to 15,604,288 shares of common stock of Foundation Medicine, Inc. (NASDAQ: FMI) at USD 50.00 per share in cash. The tender offer expired at 12:00 midnight, New York City time, at the end of the day on 6 April 2015 and was not extended.

Based on the preliminary tabulation by Citibank, N.A., the depositary for the tender offer, a total of 17,484,326 shares of FMI’s common stock were validly tendered and not validly withdrawn in the tender offer (excluding shares tendered by notice of guaranteed delivery for which certificates have not yet been delivered), which, when added to the shares already owned by Roche and its affiliates and 5,000,000 shares that Roche will acquire directly from FMI, represent approximately 62.8% of the outstanding shares of FMI’s common stock on a fully diluted basis (taking into account the issuance of such 5,000,000 shares).  In addition, Roche has been advised by the depositary that a total of 1,859,149 shares were tendered by notice of guaranteed delivery.

Because the tender offer was oversubscribed, the number of shares that Roche will purchase from each tendering stockholder will be prorated to limit Roche’s aggregate purchase to 15,604,288 shares.  Based on the preliminary information provided by the depositary, and including all shares tendered by notice of guaranteed delivery, Roche estimates that the proration factor for the tender offer will be approximately 80.7%.

The shares of FMI’s common stock to be purchased and the proration factor are preliminary and subject to confirmation by the depositary of the proper delivery of shares tendered (including by notice of guaranteed delivery). The final results of the tender offer, including the final proration factor, will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process.

Payment for shares of FMI’s common stock accepted for purchase by Roche will be made promptly in accordance with the terms of the tender offer following determination of the final proration factor and taking

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 Fax +41 61 688 27 75 www.roche.com

1/3

into account adjustments to avoid purchases of fractional shares. All shares tendered in the tender offer but not accepted for purchase will be returned to the tendering stockholders.

About Roche
Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and neuroscience. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostics that enable tangible improvements in the health, quality of life and survival of patients. Founded in 1896, Roche has been making important contributions to global health for more than a century. Twenty-four medicines developed by Roche are included in the World Health Organisation Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and chemotherapy.

In 2014 the Roche Group employed 88,500 people worldwide, invested 8.9 billion Swiss francs in R&D and posted sales of 47.5 billion Swiss francs. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

Forward-Looking Statements

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, WHICH INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING RISKS AND UNCERTAINTIES DISCUSSED IN FOUNDATION MEDICINE’S PUBLIC FILINGS WITH THE SEC UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING THE “RISK FACTORS” SECTIONS OF FOUNDATION MEDICINE’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, AS WELL AS THE TENDER OFFER DOCUMENTS FILED BY ROCHE AND THE SOLICITATION/RECOMMENDATION FILED BY FOUNDATION MEDICINE. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ROCHE AND FOUNDATION MEDICINE DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

2/3

Roche Group Media Relations
Phone: +41 -61 688 8888 / e-mail: roche.mediarelations@roche.com
- Nicolas Dunant (Head)
- Ulrike Engels-Lange
- Štěpán Kráčala
- Claudia Schmitt
- Nina Schwab-Hautzinger

Foundation Medicine Media Relations
Phone:  (617) 418-2283 / website:  http://investors.foundationmedicine.com/sec.cfm

3/3